Exhibit 99.1

Powerfleet Announces Andrew Martin as New Chairman

WOODCLIFF LAKE, N.J. – February 3, 2026 - Powerfleet, Inc. (Nasdaq: AIOT), a global leader in the artificial intelligence of things (AIoT) SaaS mobile asset industry, today announced a board leadership transition. The Board has appointed Andrew Martin as the new Chairman, effective immediately. Michael Brodsky has stepped down from the Board of Directors after 12 years of dedicated service.

“Having witnessed multiple iterations of Powerfleet for more than a decade I feel so privileged to have been part of this incredible journey,” said Michael Brodsky. “Undoubtedly, Powerfleet is now at its strongest, with a great vision being executed at pace, and I have full confidence in the company’s continued trajectory of growth.”

Andrew Martin, incoming Chairman, added: “I’m honored to step into this role and help guide Powerfleet through its next exciting chapter of growth. On behalf of the entire Board, I want to thank Mike for his leadership and lasting impact on the business.”

Mr. Martin has served on Powerfleet’s Board since 2024 and brings extensive experience in the investor community, technology, business strategy, and public company governance.

ABOUT POWERFLEET

Powerfleet (Nasdaq: AIOT; JSE: PWR) is a global leader in the artificial intelligence of things (AIoT) software-as-a-service (SaaS) mobile asset industry. With more than 30 years of experience, Powerfleet unifies business operations through the ingestion, harmonization, and integration of data, irrespective of source, and delivers actionable insights to help companies save lives, time, and money. Powerfleet’s ethos transcends our data ecosystem and commitment to innovation; our people-centric approach empowers our customers to realize impactful and sustained business improvement. The company is headquartered in New Jersey, United States, with offices around the globe. Explore more at www.powerfleet.com. Powerfleet has a primary listing on The Nasdaq Global Market and a secondary listing on the Main Board of the Johannesburg Stock Exchange (JSE).

Powerfleet Investor Contacts

Carolyn Capaccio and Jody Burfening

Alliance Advisors IR

AIOTIRTeam@allianceadvisors.com

Powerfleet Media Contact

Jonathan Bates

jonathan.bates@powerfleet.com

+44 7921 242 892